August 2011 Pricing Sheet dated August 3, 2011 relating to Preliminary Terms No. 910 dated July 29, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

Buffered PLUS due October 9, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Russian ruble + Indian rupee + Chinese renminbi
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – AUGUST 3, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	August 3, 2011
Original issue date:	August 8, 2011 (3 business days after the pricing date)
Maturity date:	October 9, 2012
Aggregate principal amount:	$2,600,000
Interest:	None
Basket:	Basket Currency	Weighting	Reference Source	Initial Exchange Rate
	Brazilian real (“BRL”)	25%	Reuters page “BRFR”	1.5651
	Russian ruble (“RUB”)	25%	Reuters page “EMTA”	27.8121
	Indian rupee (“INR”)	25%	Reuters page “RBIB”	44.3795
	Chinese renminbi (“CNY”)	25%	Reuters page “SAEC”	6.4441
Payment at maturity:	•	If the basket of currencies has strengthened relative to the U.S. dollar such that the basket performance is positive: $1,000 + leveraged upside payment
	•	If the basket of currencies has remained unchanged or weakened relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to –5%: $1,000
•
If the basket of currencies has weakened relative to the U.S. dollar such that the basket performance is less than –5%:
[$1,000 x (1 + basket performance)] + minimum payment at maturity
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the payment due at maturity be less than $50 per Buffered PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Leverage factor:	200%
Maximum payment at maturity:	None
Minimum payment at maturity:	$50 per Buffered PLUS (5% of the stated principal amount)
Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the Buffered PLUS at Maturity –– Example 3” in the accompanying preliminary terms.

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:	With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth above.
Valuation date:	October 3, 2012, subject to adjustment for non-currency business days.
CUSIP / ISIN:	617482SB1 / US617482SB13
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	100%	1.25%	98.75%
Total	$2,600,000	$32,500	$2,567,500
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 1.25% for each Buffered PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement for Currency-Linked PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 910 dated July 29, 2011
Prospectus Supplement for Currency-Linked PLUS dated March 25, 2010
Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.